EXHIBIT 99.1

Media relations contact: Judy DeRango Wicks (678) 375-1595 jdwicks@checkfree.com	Investor relations contact: Tina Moore (678) 375-1278 tmoore@checkfree.com

F O R   I M M E D I A T E   R E L E A S E
C. Kim Goodwin Resigns from the CheckFree Board of Directors
Move prompted by Goodwin’s appointment to senior position at Credit Suisse in London
ATLANTA (October 18, 2006) — CheckFree Corporation (Nasdaq: CKFR), a provider of financial electronic commerce services and products, today announced that C. Kim Goodwin has resigned from the CheckFree Board of Directors. Goodwin’s resignation, effective today, follows her appointment to a senior position at Credit Suisse in London.
“We thank Kim for her service on CheckFree’s Board,” said Pete Kight, Checkfree chairman and chief executive officer. “We have valued her deep industry knowledge and management expertise as we continue to advance financial electronic commerce solutions for our global customer base.”
Goodwin joined CheckFree’s Board in February 2006. In her new role at Credit Suisse, she will be the Head of Equities for Asset Management, responsible for the management of all Credit Suisse equity products in the Americas, Europe and Asia Pacific, as well as all multi-country equity products.
“I thoroughly enjoyed my experience on the CheckFree Board, and I am leaving only because my new position in Europe precludes me from continuing to fully serve the interests of the company’s shareholders,” Goodwin said. “I have confidence in CheckFree’s leadership and long-term strategy, and I wish them well in the future.”
About CheckFree (www.checkfree.com)
Founded in 1981, CheckFree Corporation (NASDAQ: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer their customers the convenience of receiving and paying their household bills online or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to thousands of financial services organizations, which manage about $1.4 trillion in assets. CheckFree Software develops, markets and supports software applications that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States. The division also provides operational risk management, financial messaging, corporate actions, and regulatory compliance software to more than 1,500 organizations across the globe.
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